Exhibit 10.13

Amendment to the

Toys “R” Us, Inc. 2001 Stock Option and Performance Incentive Plan

The Toys “R” Us, Inc. 2001 Stock Option and Performance Incentive Plan (the “Plan”) is hereby amended, effective as of March 2, 2004, as follows.

1. The last sentence of Section 2.2 of the Plan, which reads as follows:

“Shares of Common Stock (i) withheld by the Company in payment of the exercise price of options or taxes relating to awards, or (ii) surrendered to the Company in payment of the exercise price of options or taxes relating to awards, will be available for awards under the Plan.”

shall expire as of June 5, 2011, which is the day prior to the tenth anniversary of the date that the Plan was last approved by the stockholders of the Company, and shall thereafter be replaced with the following sentence:

“Shares of Common Stock withheld by the Company in payment of the exercise price of options or in payment of taxes relating to awards (other than Restricted Shares or other awards in which shares of Common Stock have already been issued to the participant) will be available for subsequent awards under the Plan.”

2. The following proviso shall be added at the end of the penultimate sentence of Section 2.2 of the Plan:

“provided, however, that Restricted Shares or other awards in which shares of Common Stock have already been issued and which are subsequently converted to a cash settlement on or after June 5, 2011 shall not be available for subsequent awards under the Plan.”

3. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

The Company has caused this Amendment to be executed as of the day and year first above written.